CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights," "Independent Auditors and Reports to Shareholders," and "Financial Statements" and to the incorporation by reference of our report dated January 20, 1998 for The Growth Fund of Spain (formerly, The Growth Fund of Spain, Inc.) in the Registration Statement (Form N-1A) of Kemper Global/International Series, Inc., and in the related prospectus and statement of additional information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (File No. 333-42337) and in this Amendment No. 3 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8395).



                                                        /s/ERNST & YOUNG LLP
                                                           ERNST & YOUNG LLP

Chicago, Illinois
September 14, 1998